SUBLEASE AGREEMENT


                                 by and between


                              SJNB FINANCIAL CORP.,
                            a California corporation

                                       and

                      MCWHORTER'S STATIONERY COMPANY, INC.,
                            a California corporation

                          TABLE OF CONTENTS
                                                   Page
1.    Premises............... I.....................  2
2.    Expansion of the McWhorter's Sublease Space...  2
3.    Rental........................................  3
4.    Term of Sublease..............................  4
5.    Terms and Conditions of Sublease..............  5
6.    First Month's Rent............................  6
7.    Operating Expenses............................  6
8.    Insurance.....................................  6
9.    Taxes.........................................  6
10.   Common Area and Restroom Facilities...........  6
11.   Use...........................................  7
12.   Parking.......................................  7
13.   Signage.......................................  7
14.   Non-Disclosure Agreement......................  8
15.   Brokers.......................................  8
16.   Notices.......................................  8
17.   No Representations............................  8
18.   Condition to SJNB's Obligations...............  8
19.   Conditions to McWhorter's Obligations.........  9
20.   Tenant Improvements...........................  9



                                LIST OF EXHIBITS


EXHIBIT A  -             Sublease Premises
EXHIBIT B  -             Master Lease
EXHIBIT C -              Business Bancorp
EXHIBIT D -              Non-Disclosure Agreement
EXHIBIT E -              Construction Addendum
EXHIBIT F -              Parking Spaces
EXHIBIT G -              Base Year Expenses

                               SUBLEASE AGREEMENT


THIS SUBLEASE AGREEMENT, dated for reference purposes the 6th day of July, 1995 is entered into by and between SJNB FINANCIAL CORP., a California corporation ("SJNB") and MCWHORTER'S STATIONERY COMPANY, INC., a California corporation ("McWhorter's").

                                    RECITALS

A. Pursuant to a ground lease agreement with the fee owner of the property, Carl N. Swenson Co., Inc. obtained a leasehold estate in certain property commonly known as 95 South Market Street, San Jose, California.

B. Pursuant to that Lease executed between Carl N. Swenson Co., Inc., as lessor, and The First National Bank of San Jose, as lessee, dated October 1, 1976 (the "Master Lease") The First National Bank of San Jose leased approximately 17,737 square feet on the ground floor of the building (the "Building") located at 95 South Market Street, San Jose, California (the "Master Lease Premises"), all as more specifically described in the Master Lease.

C. Subsequent to the execution of the Master Lease, The First National Bank of San Jose became Bank of the West.

D. Pursuant to that Sublease among Bank of the West, as sublessor, Business Bancorp, a California corporation, as sublessee, Carl N. Swenson Co., Inc., and Northwestern Mutual Life Insurance Company, dated April 5, 1982 (the "Business Bancorp Sublease"), Business Bancorp subleased from Bank of the West approximately 21,000 square feet on the ground floor of the building located at 95 South Market Street, San Jose, California (the "BB Sublease Premises") for a term ending September 30, 2004, unless terminated sooner pursuant to any provision of the Business Bancorp Sublease or the Master Lease (including but not limited to, Master Lease Sections 21 Condemnation and 22 Destruction of Premises).

E. Pursuant to that Sublease Agreement between Business Bancorp and California Business Bank, dated June 29, 1982 (the "California Business Bank Sublease") California Business Bank subleased from Business Bancorp the BB Sublease Premises.

F. Business Bancorp has merged into SJNB Financial Corp., a California corporation.

G. California Business Bank's has merged into San Jose National Bank, a national bank.

H. SJNB and San Jose National Bank have terminated the California Business Bank Sublease.

I. The interest of Carl N. Swenson Co., Inc., under the Master Lease was acquired through foreclosure by Zentac Investments, a Delaware corporation by Trustee's Deed recorded on November 19, 1991. Thereafter, the Zentac Investments' interest in the Master Lease was transferred to Miyoko Yuki and Thomas M. Yuki, Trustees under agreement dated April 26, 1985, Thomas
     M. Yuki, Emiko Yamate, Peni Chieko Morimoto and Horbert T. Yuki by deed recorded on December 31, 1991. Thereafter, Barbara Yuki, Minovi Yamate and Edward Morimoto quitclaim to their respective spouses, any interest they may have had in the Building. The owners of the leasehold estate are doing business as Stateside Properties.

J. The BB Sublease Premises is vacant and SJNB desires to obtain a subtenant for the space.

K. McWhorter's, desires to sublease a portion of the BB Sublease Premises (as described below) for the operation of a retail sales operation.

          NOW, THEREFORE, SJNB and McWhorter's agree as follows:

1. Premises. SJNB hereby subleases to McWhorter's, and McWhorter's hereby subleases from SJNB, the following described space located within the BB Sublease Premises, consisting of approximately 5,813 square feet of rentable space: that area located on the first floor of the Building as shown of the attached Exhibit A (the "McWhorter's Sublease Premises").

     (a) Upon completion of the McWhorter's Improvements the square footage of the McWhorter's Sublease Premises shall be recalculated, based on BOMA standards. For purposes of the recalculation, the architect making the measurement shall include: (i) the McWhorter's Sublease Premises and
          (ii) any Planned Expansion actually made.

          (b) The parties understand that the McWhorter's Sublease Premises is a portion of the BB Sublease Space, the entire amount of the BB
               Sublease Space being 12,241 square feet. For purposes of this Sublease, the McWhorter's Sublease Premises is agreed to be forty-seven and five-tenths percent (47.5%) of the entire BB Sublease Space, subject to adjustment pursuant to clause l(a) above ("McWhorter's Share").

2. Expansion of the McWhorter's Sublease Space. McWhorter's intends to seek the permission of Master Landlord and of Bank of the West (i) to modify the Market Street/San Fernando corner of the Building to increase the square footage of the McWhorter's Sublease Premises and (ii) to modify the existing entrance and lobby area of the Building to increase the square footage of the McWhorter's Sublease Premises ("Planned Expansion"). If McWhorter's, Bank of the West and the Master Landlord enter into an agreement for all, or any portion, of the Planned Expansion, (i) McWhorter's shall pay all costs and expenses of any nature whatsoever with regard to the Planned Expansion and SJNB shall have no obligation to pay any cost or expense relating in any way to the Planned Expansion, (ii) McWhorter's shall pay any operating expenses or taxes related to the Planned Expansion space, (iii) any agreement for the Planned Expansion shall in no way obligate SJNB to remove any of the Planned Expansion on the termination of the Business Bancorp Sublease, and (iv) the rent to be paid by McWhorter's shall be increased pursuant to Section 3 below. Any agreement for the Planned Expansion shall have no force or effect until consented to, in writing, by SJNB.


3. Rental. McWhorter's shall pay to SJNB rent for the McWhorter's Sublease Premises, in advance on the first day of each calendar month of the Term (as defined below), without deduction (except as provided in Section 10 below), offset, prior notice or demand, in lawful money of the United States. The rent to be paid by McWhorter's shall include the following:

     (a) Monthly Rent. Commencement Date through September 30, 1998-Monthly Rent of Eight Thousand Six Hundred Three and Twenty Four One Hundredths Dollars ($8,603.24) per month

          October 1, 1998 through September 30, 2001-Nine Thousand Three Hundred Dollars and Eighty One Hundredths Dollars ($9,300.80) per month

          October 1, 2001 through end of Term-Nine Thousand Eight Hundred Eighty Two and Ten Hundredths Dollars ($9,882.10) per month

     (b) Increase in Monthly Rent. Once the final square footage of the McWhorter's Sublease Premises is determined pursuant to Section l(a), in addition to the sums described above, McWhorter's shall pay a monthly sum, beginning on the Commencement Date, equal to the increase in rentable square footage multiplied by the following:

          Commencement Date through September 30, 1998-One and Forty-Eight One Hundredths Dollars ($1.48) per square foot per month

          October  1,  1998  through   September  30,  2001-One  and  Sixty  One
          Hundredths Dollars ($1.60) per square foot per month


          October 1, 2001 through the end of the term-one and Seventy One Hundredths Dollars ($1.70) per square foot per month.

          If the final calculation is made after the Commencement Date, McWhorter's shall promptly pay any increased rent for the period from the Commencement Date through the date that increased square footage is calculated.

     (c) Additional Rent. All other sums to be paid by McWhorter's under this Sublease, the Business Bancorp Sublease or the Master Lease shall be additional rent under this Sublease.

     (d) Late Charge. McWhorter's hereby acknowledges that late payment by McWhorter's to SJNB of rent and other sums due hereunder will cause SJNB to incur costs not contemplated by this Sublease, the exact amount of which will be extremely difficult to ascertain. such costs include, but are not limited to, processing and accounting charges. Accordingly, if McWhorter's fails to deliver to SJNB any installment of rent or any other sum within ten (10) business days after the due date, then SJNB may notify McWhorter's, in writing, of such delinquency and if McWhorter's fails to deliver the delinquent sums to SJNB within three (3) business days following receipt of such notice, McWhorter's shall pay to SJNB a late charge equal to four percent (4%) of the overdue amount. The parties hereby agree that the late charge represents a fair and reasonable estimate of the costs SJNB will incur by reason of late payment by McWhorter's.

     (d) Items Included. The monthly rent described in clause (a) includes base year normal utilities (but not costs for any excess utility usage charged by the Master Landlord, which must be paid by McWhorter's), base year costs of maintenance, operation and management of the building and base year real estate taxes, but does not include the McWhorter's janitorial costs or taxes on tenant improvements, equipment, furnishings and trade fixtures.

If the Commencement Date is not on the first day of a month, or if the termination of this Sublease does not occur on the last day of a month, a prorated monthly installment shall be paid at the then current rate for the fractional month during which this Sublease commences and/or terminates. This Sublease is based on a gross rental rate. Sublessee is responsible for contracting for its own janitorial service and making its own financial arrangements for janitorial service.

4. Term of Sublease. This Sublease shall commence on the first to occur of (the "Commencement Date") (i) the date McWhorter's opens for business or
     (ii)  October  1, 1995 and shall  expire,  if not  earlier  terminated,  on
     September 30, 2004 (the "Term"). Notwithstanding the foregoing sentence, so long as McWhorter's is not then in default under this Sublease, McWhorter's by delivery of a Termination Notice (as defined below) and the Termination Consideration (as defined below) shall have the right to terminate this Sublease as of September 30, 1999. In order for McWhorter's to exercise its termination right, it must deliver to SJNB prior to March 28, 1999 (time is of the essence) written notice (the "Termination Notice") that it elects to terminate this Sublease pursuant to this termination right. In order for any Termination Notice to be effective, it must be accompanied by the sum of (i) Thirty-Four Thousand Seven Hundred Thirty-Eight Dollars ($34,738) (which is the unamortized portion of the brokerage commission paid by SJNB with regard to this Sublease for the period between the date of termination and September 30, 2004), (ii) the sum of Seventy-Five Thousand Five Hundred Fifteen Dollars ($75,515.00) (which is the unamortized portion of the tenant improvements paid by SJNB with regard to this Sublease for the period between the date of termination and September 30, 2004) and (iii) Twenty-Seven Thousand Nine Hundred Two Dollars and Forty Hundredths Dollars ($27,902.40) (which is three (3) months rent). The unamortized broker commission shall be subject to increase if the square footage of the McWhorter's Sublease Premises is increased pursuant to Section l(a).

5. Terms and Conditions of Sublease. Except as set out below, (i) this Sublease is subject to all of the terms and conditions of the Master Lease attached hereto as Exhibit B and to the Business Bancorp Sublease attached hereto as Exhibit C (ii) McWhorter's hereby assumes and agrees to perform all the obligations of Bank of the West under the Master Lease, (insofar as such obligations relate to the McWhorter's Sublease Premises) and of SJNB under the Business Bancorp Sublease (insofar as such obligations relate to the McWhorter's Sublease Premises). McWhorter's covenants and agrees that it shall not commit or permit to be committed on the McWhorter's Sublease Premises any act or omission which will violate any terms or conditions of the Master Lease or cause the termination of the Master Lease or be a default under the Master Lease. McWhorter's covenants and agrees that it shall not commit or permit to be committed on the McWhorter's Sublease Premises any act or omission which will violate any terms or conditions of the Business Bancorp Sublease or be a default under the Business Bancorp Sublease. In the event of the termination of the Master Lease or the Business Bancorp Sublease for any reason (including without limitation termination as a result of a condemnation or following a damage or destruction), other than a default by SJNB (which default does not result from a default by McWhorter's), this Sublease shall terminate coincidentally therewith without any liability of SJNB to McWhorter's. All of the terms and conditions of the Master Lease are incorporated herein by reference except the provisions of Sections 4, 5, 6, 9, 19(c), 19(d), 25, 29, 30, 31 and 32. All of the terms and conditions of the Business Bancorp Sublease are incorporated herein by reference except 1, 2, 3, 4, 5, 6, 7, 8 and 10.

6. First Month's Rent. Upon execution of this Sublease, McWhorter's shall deliver to SJNB the sum of Eight Thousand Six Hundred Three and Twenty Four One Hundredths Dollars ($8,603.24), which is the first month's rent subject to adjustment for any increase in square footage pursuant to the Planned Expansion. No security deposit is required under this Sublease.

7. Operating Expenses. Under the Master Lease, Section 13, Bank of the West is required to pay seven and seventenths percent (7.7%) "of the total cost of any increase in the cost of maintenance, operation and management of the building,  including  common area  maintenance  costs .... " Commencing  on
     January 1, 1997, McWhorter's shall pay to SJNB McWhorter's Share of the increase in operating costs (as d6termined under the Master Lease) for the Business Bancorp Sublease Premises over the period January 1, 1996 through December 31, 1996. Payments shall be made within ten (10) days of receipt of an invoice from SJNB. Notwithstanding the foregoing, McWhorter's shall not be required to pay any increase in costs resulting from earthquake insurance premiums being included in operating costs by the Master
     Landlord. Attached hereto as Exhibit G is the 1994 Base Year Expenses prepared by the Building manager.

8. Insurance. Under the Master Lease, Section 18, Bank of the West is required to maintain certain insurance coverage. McWhorter's shall maintain insurance in full compliance with Section 18, except that the required limits shall be Two Million Dollars ($2,000,000) per occurrence, combined single limit, and in addition to those parties named in Section 18 SJNB shall be named as an additional insured under the personal injury policy.

9. Taxes. McWhorter's shall pay all taxes required under Section 19 of the Master Lease, provided, as to real estate taxes levied or assessed against the BB Sublease Premises McWhorter's shall pay only McWhorter's Share of increases in such taxes over those assessed for the period July 1995-June 1996 and payment of such increases shall commence October 1, 1996. On October 1, 1996, McWhorter's shall commence paying McWhorter's Share (as defined in Section 1 above) of tax increases. SJNB will pay all such increases for the period beginning on the Commencement Date through September 30, 1996.

10. Common Area and Restroom Facilities. As part of McWhorter's Improvements, McWhorter's has agreed to modify existing restroom facilities located in the McWhorter's Common Area space (as defined below) to be utilized by McWhorter's and any new tenant that is located for the balance of the BB Sublease Premises.

     Cleaning,   maintenance,   supplies  and  repair  of  the  common  restroom
     facilities and the common lobby area ("McWhorter's Common Area") for the facilities shall be the responsibility of McWhorter's. McWhorter's shall require its janitorial service to identify, separately, the costs of cleaning and supplies for the McWhorter's Common Area. McWhorter's shall notify SJNB of the amount of the SJNB share of the McWhorter's Common Area cleaning and supplies costs. McWhorter's may credit SJNB's share of the McWhorter's Common Area cleaning and supply cost against McWhorter's rent.

11. Use. McWhorter's shall use the McWhorter's Sublease Premises for purposes of conducting a full service stationery supply store, and related sales of office products and furniture, gifts, social expression products, and other merchandise typically found in other premises leased or owned by McWhorter's (subject, however, to the provisions of the Master Lease and the Business Bancorp Sublease). Said use encompasses other retail purposes consistent with McWhorter's ever growing and changing product mix. The McWhorter's Sublease Premises shall not be used for any other purposes without the prior consent of Master Landlord, Bank of the West and SJNB. Sublessee's business shall be established and conducted in a first class manner. McWhorter's shall not use the McWhorter's Sublease Premises for, or carry on, or permit to be carried on any offensive, noisy or dangerous trade, business, manufacture, or occupation. McWhorter's shall not do or suffer anything to be done upon the McWhorter's Sublease Premises which will cause structural injury to the McWhorter's Sublease Premises or the Building. The McWhorter's Sublease Premises shall not be overloaded and no machinery, apparatus or other appliance shall be used or operated in or upon the McWhorter's Sublease Premises which will in any manner injure, vibrate or shake the McWhorter's Sublease Premises or the Building. No use shall be made of the McWhorter's Sublease Premises which will in any way impair the efficient operation of the sprinkler system within the Building. No musical instrument of any sort, or any noise making device will be operated or allowed upon the McWhorter's Sublease Premises. In addition to the foregoing, McWhorter's shall fully comply with Section 10 of the Master Lease.

12. Parking. McWhorter's shall have the right to use eight (8) designated parking spaces in the parking area adjacent to the McWhorter's Sublease Space (as shown on Exhibit F hereto), and shared use of the handicapped parking space, without the payment of any parking fee.

13.  Signage.  McWhorter's  desires  to  have  signage  on the  exterior  of the
     Building. SJNB has the right to certain signage on the exterior of the Building and is willing to provide a portion of those rights to McWhorter's. The balance of the signage rights will be retained for the tenant adjacent to McWhorter's. SJNB and McWhorter's will work together to identify exterior sign size and location for McWhorter's. Once SJNB and McWhorter's have agreed on exterior signage and location, McWhorter's must then obtain the prior written consent of Master Landlord, Bank of the West and the City of San Jose, to place such signage on the exterior of the Building.

14. Non-Disclosure Agreement. McWhorter's and SJNB agree to execute the Non-Disclosure Agreement attached hereto as Exhibit D.

15. Brokers. The parties acknowledge that the real estate brokers for this transaction are Grubb & Ellis Company and CB Commercial, and that SJNB will pay the real estate commission for this transaction as agreed between SJNB and Grubb & Ellis under a separate agreement. SJNB and McWhorter's acknowledge that CB Commercial is solely the broker for McWhorter's and that Grubb & Ellis Company is solely the broker for SJNB and that neither party represents the client of the other.

16. Notices. All notices or demands of any kind required or desired to be given by SJNB or by McWhorter's hereunder shall be in writing and shall be deposited in the United States mail, certified or registered, postage prepaid, addressed to the parties at the addresses set forth after their signatures at the end of this Sublease. Any notice sent by United States mail shall be deemed delivered when actually delivered, or if delivery is not successful, when the Postal Service first attempts delivery, as reflected in the records of the Postal Service. Alternatively, notices may be sent by recognized delivery service (such as Federal Express or UPS) in which case such notices shall be deemed delivered when delivery is first attempted, as reflected in the records of the delivery service.

17. No Representations. SJNB has acquired the interest of the prior occupant of the BB Sublease Premises. SJNB is not currently occupying the BB Sublease Premises. The use to which McWhorter's wishes to put the McWhorter's Sublease Premises, which is a retail use, is a very different use from that previously made of the space. McWhorter's acknowledges that SJNB has made not representations or warranties of any nature whatsoever regarding the McWhorter's Sublease Premises or the Building. Without limiting the foregoing, SJNB has made no representations regarding (i) the condition of the McWhorter's Sublease Premises or the electrical, plumbing, heating or other systems located therein; (ii) the zoning for the McWhorter's Sublease Premises; (iii) compliance with any laws or ordinances, including without limitation the Americans With Disabilities Act; (iv) the presence or absence of asbestos or other Hazardous Materials; (v) the likelihood of obtaining the consent of the Master Landlord or Bank of the West to this Sublease. McWhorter's is accepting the McWhorter's Sublease Premises "as is it."

18. Condition to SJNB's Obligations. Pursuant to the terms of the Master Lease and of the Business Bancorp Sublease, the permission of Master Landlord and of Bank of the West, respectively, must be obtained to any sublease of the Business Bancorp Sublease Premises. Therefore, the obligations of SJNB under this Sublease shall be conditioned upon its obtaining the consent of Master Landlord and of Bank of the West, on or before August 1, 1995 to the terms and conditions of this Sublease. Further, prior to any construction, Master Landlord and Bank of the West must agree that the improvements are constructed by McWhorter's may remain in place upon the expiration of their respective leases. If such consents are not obtained on or before such date, this Sublease shall be null and void and of no force or effect.

19. Conditions to McWhorter's Obligations. McWhorter's shall have until August 1, 1995 (the "Termination Period") to satisfy itself as to (i) the physical condition of the McWhorter's Sublease Premises, (ii) the acceptability of the zoning and other governmental regulations affecting the McWhorter's Sublease Premises, (iii) the environmental status of the McWhorter's Sublease Premises, and (iv) governmental approval of the Planned Expansion. If any of these matters is not acceptable to McWhorter's by August 1, 1995, McWhorter's may terminate this Sublease Agreement by delivering to SJNB on or before August 1, 1995, its written election to terminate this Sublease Agreement. Upon the timely delivery of such notice, this Sublease Agreement shall automatically terminate, McWhorter's and SJNB shall be released of all their obligations hereunder and McWhorter's shall be entitled to receive back any prepaid rent. If McWhorter's fails to deliver to SJNB a written notice of termination on or before the expiration of the Termination Period, McWhorter's shall be deemed to have approved all such matters and this Sublease Agreement shall remain in full force and effect. Following expiration of the Termination Period without termination, if requested, McWhorter's shall deliver to SJNB written confirmation that it did not elect to terminate this Sublease Agreement pursuant to this section. The Termination Period shall end on the first to occur of (i) delivery to SJNB of notice from McWhorter's that all the conditions to McWhorter's obligations hereunder have been met, (ii) delivery to SJNB of a notice of termination or (iii) August 1, 1995.

     20. Tenant Improvements. McWhorter's desires to install certain tenant improvements in the McWhorter's Sublease Premises.

Such work shall be done in compliance with the provisions of Exhibit E attached hereto.

SJNB:                                   MCWHORTER'S:

SJNB FINANCIAL CORP.,                   MCWHORTER'S STATIONERY COMPANY,
a California corporation                INC., a California corporation







By:  S/Eugene E. Blakeslee           By:     S/Thomas Smith
     Eugene E. Blakeslee,                    Thomas Smith
     Chief Financial Officer                 Chief Financial Officer


Date:July 6, 1995                  Date:     July 6, 1995

     One North Market Street                 62l Tully Road
     San Jose, CA 95113                      San Jose, CA 95111-1013
     (408) 947-7562                          (408) 494-1214